As filed with the Securities and Exchange Commission on March 14, 2007
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PNM RESOURCES, INC.
(Exact name of Registrant as specified in its charter)

New Mexico	85-0468296
(State or other jurisdiction	(I.R.S. Employer
incorporation or organization)	Identification No.)

Alvarado Square
Albuquerque, New Mexico 87158

(Address, including zip code, of Registrant’s principal executive offices)

PNM Resources, Inc.
Executive Savings Plan II
(Full title of the Plan)

Patrick T. Ortiz, Esq.
Senior Vice President & General Counsel
PNM Resources, Inc.
414 Silver Street SW
Albuquerque, New Mexico 87102
Telephone: (505) 241-2896
Fax: (505) 241-2368
(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________

Copy to:
Charles L. Moore, Esq.
Associate General Counsel
PNM Resources, Inc.
Alvarado Square
Albuquerque, New Mexico 87158
Tel. 505-241-4935
Fax. 505-241-0754

This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933, as amended.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (1)	Amount of registration fee (3)
PNM Resources, Inc. Executive Savings Plan II Obligations(2)	100%	n/a	$20,000,000	$614.00
Common Stock, no par value per share	75,000 shares	$30.20	$2,265,000	$69.54

(1) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”). As to shares of common stock issuable pursuant to the PNM Resources, Inc. Executive Savings Plan II (the “Plan”), the offering price is calculated on the basis of the average of the high and low sale price of the Registrant’s common stock on the New York Stock Exchange on March 12, 2007. Pursuant to Rule 416(c) of the Securities Act, there is also being registered such number of additional shares of common stock that may become available for purchase under the Plan in the event of certain changes in the outstanding shares, including reorganizations, mergers, recapitalizations, restructurings, stock dividends, stock splits, reverse stock splits and reclassifications. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2) The Plan obligations are unsecured obligations of PNM Resources, Inc. to pay deferred compensation in the future in accordance with the Plan for a select group of eligible employees.

(3) This Registration Statement registers an additional 75,000 shares of common stock issuable under the Plan and $20,000,000 in unsecured obligations of PNM Resources, Inc. to pay deferred compensation in the future in accordance with the Plan. $2,500,000 in Plan obligations and 25,000 shares of common stock of PNM Resources, Inc. issuable under the Plan were originally registered under PNM Resources’ Registration Statement on Form S-8, File No. 333-121371, filed on December 17, 2004 and an additional $1,500,000 in plan obligations were registered under PNM Resources' Registration Statement on Form S-8, File No. 333-139108, filed on December 4, 2006. The previously paid filing fees associated with the referenced securities under the foregoing PNM Resources, Inc.’s Registration Statements are $558.08.

Part I

Information Required In Section 10(a) Prospectus

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees participating in the PNM Resources, Inc. Executive Savings Plan II, as amended to date (the “Plan”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”) and Introductory Note 1 of Form S-8. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

Information Required In The Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by PNM Resources, Inc. (“PNM Resources”) are hereby incorporated by reference in this Registration Statement:

1.  Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

2.  Current Reports on Form 8-K as filed on January 8, 2007 and February 16, 2007.

3.  Current Report on Form 8-K filed with the Commission on December 31, 2001 which includes the description of the common stock of PNM Resources, no par value, and any amendment or report filed for the purpose of updating such description, including Current Report on Form 8-K as filed on August 17, 2006.

All documents subsequently filed by PNM Resources or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

The deferred compensation obligations being registered represent obligations (the “Obligations”) of PNM Resources, Inc. to make future payments to Plan participants. The Obligations consist of PNM Resources’ commitment under the Plan to deliver at a future date any of the following:

•	supplemental deferrals of participants’ compensation in such amounts as elected by participants for each Plan Year,

•	matching credits to participants’ Plan accounts made by PNM Resources or its affiliates,

•	standard credits to participants’ Plan accounts made by PNM Resources or its affiliates,

•	supplemental credits to the accounts of senior officers by PNM Resources or its affiliates,

•	discretionary credits to the accounts of selected participants in such amounts as may be determined by the Human Resources and Compensation Committee of PNM Resources’ Board of Directors, and

•	earnings on the foregoing amounts based on a notional investment measurement.

The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on the elections of the participant, and will be credited to a separate bookkeeping account in the name of the participant. The participant’s account will reflect units of an investment fund intended to mirror substantially an investment in the common stock of PNM Resources (“Company Stock Fund”) and other hypothetical investment media selected pursuant to the Plan. The participant’s account will be credited, or debited, as the case may be, based on the returns on the Company Stock Fund and the other hypothetical investment media established pursuant to the Plan, or based upon earnings or losses incurred, pursuant to established procedures under the Plan. The Company Stock Fund and other investment media will be used only for the purpose of calculating hypothetical returns, and the amounts in participants’ Plan accounts need not actually be invested in the selected investment media. Dividends paid on the Company Stock Fund will be reflected in the participant’s account by crediting to the Company Stock Fund the amount of units of the Common Stock Fund equal to the value of the dividends. The participant’s account will also be adjusted periodically to reflect any stock splits or other adjustments to the common stock. All amounts in a participant’s account will be vested immediately, except amounts allocated to a participant’s supplemental credit account. Amounts in a participant’s supplemental credit account will vest using a two year cliff vesting schedule. However, a participant’s supplemental credit account will be fully vested on the earliest of: (1) the date a participant reaches age 55 and has two years of service, (2) the date a participant reaches age 62, (3) the date a participant’s employment is terminated due to disability, (4) the date a participant dies, (5) the date a participant’s employment is terminated by PNM Resources or its affiliates for reasons other than cause following a change in control or the participant’s employment is constructively terminated (as defined in the Plan) following a change in control, or (6) PNM Resources decides, in its discretion, to accelerate the vesting of the participant’s supplemental credits.

The Obligations are generally payable in a cash lump-sum distribution or in the form of installments or an annuity as selected by the participant.  The distributions will be made or begin within an administratively reasonable period of time following the quarterly valuation date following a participant’s death, disability or other separation from service.  If the distribution is occasioned by the participant’s separation from service with PNM Resources and its affiliates, the distribution will be delayed until an administratively reasonable period of time following the quarterly valuation date that is six months following the participant’s separation from service if the participant is a “key employee”, as most, if not all, participants will be.  Under certain circumstances, at the participant’s election, an interest in the Company Stock Fund is distributable in the form of whole shares of common stock.

There is no trading market for the Obligations. The Obligations are unsecured general obligations of PNM Resources to make future payments to participants in accordance with the terms of the Plan. Obligations will rank without preference with other unsecured and unsubordinated indebtedness of PNM Resources from time to time outstanding and are, therefore, subject to the risks of the Company’s insolvency. No trustee has been appointed to take action with respect to the Obligations and each participant in the Plan will be responsible for acting independently with respect to, among other things, the giving of notices, responding to requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

A participant’s rights to any amounts credited to his accounts may not be alienated, sold, transferred, assigned, pledged, attached or otherwise encumbered by the participant and may only pass upon the participant’s death pursuant to a beneficiary designation made by a participant in accordance with the terms of the Plan. The Obligations are not convertible into any other security of PNM Resources. All or a portion of the Obligations are payable in shares of common stock of PNM Resources, as described above. PNM Resources reserves the right to amend, merge, consolidate or terminate the Plan at any time or from time to time, except that no such action may, without the consent of the affected participant, affect any of the participant’s rights with respect to the amount then credited to the participant’s account.

Obligations in an aggregate principal amount of $2,500,000 were registered under the Plan by the Registration Statement on Form S-8, File No. 333-121371, filed on December 17, 2004 and an additional $1,500,000 in Plan obligations were registered under the Plan by the Registration Statement on Form S-8, File No. 333-139108 filed December 4, 2006. Further amounts may be registered and issued as new or existing Plan participants elect to defer portions of their compensation in subsequent years.

A copy of the Plan is filed as Exhibit 4 hereto and is incorporated herein by reference.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

Section 6 of Article II of PNM Resources’ By-Laws contains the following provisions with respect to indemnification of directors and officers:

Each person serving as a director or an officer of the Corporation, or, at the request of the Corporation, as a director or an officer of any other company in which the Corporation has a financial interest and regardless of whether or not the person is then in office, and the heirs, executors, administrators and personal representatives of the person, shall be indemnified by the Corporation to the full extent of the authority of the Corporation to so indemnify as authorized by New Mexico law.

Section 53-11-4.1 of the Business Corporation Act of the State of New Mexico provides that a corporation shall have power to indemnify any person made (or threatened to be made) a party to any proceeding (whether threatened, pending or completed) by reason of the fact that the person is or was a director (or, while a director, is or was serving in any of certain other capacities) if: (1) the person acted in good faith; (2) the person reasonably believed: (a) in the case of conduct in the person’s official capacity with the corporation, that the person’s conduct was in its best interests; and (b) in all other cases, that the person’s conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, the person had no reasonable cause to believe the person’s conduct was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding, but may be limited or unavailable with respect to certain proceedings. In some instances, indemnification of a director may be mandatory or, upon the application of a director, may be ordered by a court. Reasonable expenses incurred by a director may, under certain circumstances, be paid or reimbursed in advance of a final disposition of a proceeding. Unless limited by its articles of incorporation, a corporation may (or, as the case may be, shall) indemnify and advance expenses to an officer of the corporation to the same extent as to a director under Section 53-11-4.1. Also, unless limited by its articles of incorporation, a corporation has (1) the power to indemnify and to advance expenses to an employee or agent of the corporation to the same extent that it may indemnify and advance expenses to directors under the statute and (2) additional power to indemnify and to advance reasonable expenses to an officer, employee or agent who is not a director to such further extent, consistent with law, as may be provided by its articles of incorporation, bylaws, general or specific action of its Board of Directors, or contract.

Section 53-11-4.1 was amended in 1987 to provide that the indemnification authorized thereunder shall not be deemed exclusive of any rights to which those seeking indemnification may be entitled under the articles of incorporation, the by-laws, an agreement, a resolution of shareholders or directors or otherwise. PNM Resources has entered into agreements with each director and officer which provide for indemnification of directors and officers to the fullest extent permitted by law including advancement of litigation expenses where appropriate. The agreements provide for the appointment of a reviewing party by the Board of Directors to make a determination whether claimed indemnification is permitted under applicable law.

Insurance is maintained on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of PNM Resources out of its foregoing indemnification provisions, subject to certain exclusions and to the policy limits.

Item 7. Exemption From Registration Claimed

Not Applicable.

Item 8. Exhibits

The following exhibits are filed with this Registration Statement.

Exhibit No.	Description
4
PNM Resources, Inc. Executive Savings Plan II, as amended by a First Amendment dated June 3, 2005 and a Second Amendment dated September 29, 2006 (incorporated by reference to Exhibit 4 to PNM Resources, Inc.’s Registration Statement on Form S-8, File No. 333-121371 filed December 17, 2004, Exhibit 10.56.1 to PNM Resources, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and Exhibit 10.2 to PNM Resources, Inc.’s Current Report on Form 8-K filed October 2, 2006)

23.1	Consent of Deloitte & Touche LLP (filed herewith)
24	Power of Attorney (See signature page)

An opinion of counsel as to the valid issuance of the securities being registered under this registration statement is not required because the securities will not be original issuance securities. If that situation should change, an appropriate opinion of counsel will be filed.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and a(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form S-3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§239.424(b) of this chapter) that is part of the registration statement.

(C) Provided, further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§239.11 of this chapter) or Form S-3 (§239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§229.1100(c)).

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of the those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)  If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), b(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§234.415(a)(1)(i), (viii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)  If the registrant is subject to Rule 430C (§234.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, PNM Resources, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albuquerque, State of New Mexico, on March 14, 2007.

PNM RESOURCES, INC.

By:	/s/ Jeffry E. Sterba
Jeffry E. Sterba
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Jeffry E. Sterba, Charles N. Eldred, and Thomas G. Sategna, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jeffry E. Sterba	Chairman, President and Chief Executive Officer; Director (Principal Executive Officer)	March 14, 2007
Jeffry E. Sterba
/s/ Charles N. Eldred	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 14, 2007
Charles N. Eldred
/s/ Thomas G. Sategna	Vice President and Corporate Controller (Principal Accounting Officer)	March 14, 2007
Thomas G. Sategna
/s/ Adelmo E. Archuleta	Director	March 14, 2007
Adelmo E. Archuleta

/s/ Julie A. Dobson	Director	March 14, 2007
Julie A. Dobson
/s/ Woody L. Hunt	Director	March 14, 2007
Woody L. Hunt
/s/ Charles E. McMahen	Director	March 14, 2007
Charles E. McMahen

/s/ Manuel T. Pacheco	Director	March 14, 2007
Manuel T. Pacheco
/s/ Robert M. Price	Director	March 14, 2007
Robert M. Price
/s/ Bonnie S. Reitz	Director	March 14, 2007
Bonnie S. Reitz
/s/ Joan B. Woodard	Director	March 14, 2007
Joan B. Woodard

THE PLAN. Pursuant to the requirements of the Securities Act, the Plan Administrator of the Plan has duly caused this registration statement to be signed on the Plan’s behalf by the undersigned thereunto duly authorized officer, in the City of Albuquerque, State of New Mexico, on March 14, 2007.

PNM RESOURCES, INC. EXECUTIVE SAVINGS PLAN II

By:	/s/ Alice A. Cobb
Alice A. Cobb
Senior Vice President and Chief Administrative Officer, People Services and Development of PNM Resources, Inc.

Exhibit Index

Exhibit No.	Description
4
PNM Resources, Inc. Executive Savings Plan II, as amended by a First Amendment dated June 3, 2005 and a Second Amendment dated September 29, 2006 (incorporated by reference to Exhibit 4 to PNM Resources, Inc.’s Registration Statement on Form S-8, File No. 333-121371 filed December 17, 2004, Exhibit 10.56.1 to PNM Resources, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and Exhibit 10.2 to PNM Resources, Inc.’s Current Report on Form 8-K filed October 2, 2006)

23.1	Consent of Deloitte & Touche LLP (filed herewith)
24	Power of Attorney (See signature page)

An opinion of counsel as to the valid issuance of the securities being registered under this registration statement is not required because the securities will not be original issuance securities. If that situation should change, an appropriate opinion of counsel will be filed.